                           SCHEDULE 14A INFORMATION

  Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of
                                     1934

Filed by the Registrant: [X]

Filed by a Party other than the Registrant: [_]

Check the appropriate box:

[_] Preliminary Proxy Statement           [_]Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                            Cell Therapeutics, Inc.
             -----------------------------------------------------
               (Name of Registrant as Specified in Its Charter)

             -----------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

[X] No fee required.

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    (1) Title of each class of securities to which transaction applies:
    --------------------------------------------------------------------------

    (2) Aggregate number of securities to which transaction applies:
    --------------------------------------------------------------------------

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange ActRule 0-11 (Set forth the amount on which the filing fee was calculated and state how it was determined):
    --------------------------------------------------------------------------

    (4) Proposed maximum aggregate value of transaction:
    --------------------------------------------------------------------------

    (5) Total fee paid:
    --------------------------------------------------------------------------

[_] Fee paid previously with preliminary materials.
    --------------------------------------------------------------------------

[_] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:
    --------------------------------------------------------------------------

    (2) Form, Schedule or Registration Statement No.:
    --------------------------------------------------------------------------

    (3) Filing Party:
    --------------------------------------------------------------------------

    (4) Date Filed:
    --------------------------------------------------------------------------

[LOGO]                                            T 206.282.7100 F 206.284.6206

                                                                  June 11, 2001

Dear Shareholder:

  You are cordially invited to attend the Cell Therapeutics, Inc. ("cti") Annual Meeting of Shareholders, to be held at 10:30 a.m. on Friday, July 6, 2001, at Ray's Boathouse, 6049 Seaview Avenue NW, Seattle, Washington 98107.

  Information concerning the business to be conducted at the meeting is included in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement. Immediately following the meeting, we will report on the operations of cti and respond to any questions you may have.

  A copy of the 2000 Annual Report to Shareholders is also enclosed.

  YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the meeting, it is important that your shares be represented. Therefore, we urge you to sign, date and promptly return the enclosed proxy in the enclosed postage paid envelope. If your shares are held in a bank or brokerage account, you may be eligible to vote your proxy electronically or by telephone. Please refer to the enclosed voting form for instructions. If you attend the meeting, you will, of course, have the right to vote in person.

  I look forward to greeting you personally, and on behalf of the Board of Directors and Management, I would like to express our appreciation for your interest in cti.

Sincerely,


/s/ James A. Bianco
James A. Bianco, M.D.
President & Chief Executive Officer
Shareholder

 Cell Therapeutics, Inc. 201 Elliott Avenue West Suite #400, Seattle, WA 98119

                            CELL THERAPEUTICS, INC.

                   Notice of Annual Meeting of Shareholders
                             Friday, July 6, 2001

To Our Shareholders:

  The Annual Meeting of Shareholders of Cell Therapeutics, Inc. ("cti" or the "Company") will be held at 10:30 a.m. on Friday, July 6, 2001, at Ray's Boathouse, 6049 Seaview Avenue NW, Seattle, Washington 98107 for the following purposes:

  (1) To elect two Class I Directors, each to serve until the 2004 Annual
      Meeting;

  (2) To approve an amendment to the Company's 1994 Equity Incentive Plan to increase the number of shares of common stock available for grant under the Plan by 1,600,000 shares;

  (3) To approve an amendment to the Company's 1994 Equity Incentive Plan to increase the maximum number of options to purchase shares or direct stock awards that may be granted in any calendar year to any employee, director or consultant from 233,000 to 500,000 shares;

  (4) To ratify the selection of Ernst & Young LLP as the independent auditors for the Company for the year ending December 31, 2001; and

  (5) To transact such other business as may properly come before the meeting, and all adjournments and postponements thereof.

  All shareholders are invited to attend the meeting. Shareholders of record at the close of business on May 22, 2001, the record date fixed by the Board of Directors, are entitled to notice of, and to vote at, the meeting and all adjournments and postponements thereof. A complete list of shareholders entitled to notice of, and to vote at, the meeting will be open to examination by the shareholders beginning ten days prior to the meeting for any purpose germane to the meeting during normal business hours at the office of the Secretary of the Company at 201 Elliott Avenue West, Suite 400, Seattle, Washington 98119.

  Whether or not you intend to be present at the meeting, please sign and date the enclosed proxy and return it in the enclosed envelope. If your shares are held in a bank or brokerage account, you may be eligible to vote your proxy electronically or by telephone. Please refer to the enclosed voting form for instructions.

                                          By Order of the Board of Directors


                                          /s/ Michael J. Kennedy
                                          Michael J. Kennedy
                                          Secretary
Seattle, Washington
June 11, 2001

  YOUR VOTE IS IMPORTANT. ACCORDINGLY, YOU ARE URGED TO SIGN, DATE AND RETURN PROMPTLY THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE REGARDLESS OF WHETHER
                    OR NOT YOU PLAN TO ATTEND THE MEETING.

                            CELL THERAPEUTICS, INC.
                      201 Elliott Avenue West, Suite 400
                               Seattle, WA 98119

                               ----------------

                                PROXY STATEMENT

                               ----------------

                         Information Regarding Proxies

General

  This Proxy Statement and the accompanying form of proxy are furnished in connection with the solicitation of proxies by the board of directors of Cell Therapeutics, Inc. for use at our Annual Meeting of Shareholders, to be held at 10:30 a.m. on Friday, July 6, 2001, at Ray's Boathouse, 6049 Seaview Avenue NW, Seattle, Washington 98107, and at any adjournment or postponement thereof.

  Only shareholders of record on our books at the close of business on May 22, 2001, which we will refer to as the record date, will be entitled to notice of, and to vote at, the Annual Meeting.

  At the Annual Meeting, shareholders will be asked to: (1) elect two Class I directors, each to serve until the 2004 Annual Meeting, (2) approve an amendment to our 1994 Equity Incentive Plan to increase the number of shares of common stock available for grant under the plan by 1,600,000 shares, (3) approve an amendment to our 1994 Equity Incentive Plan to increase the maximum number of options to purchase shares or direct stock awards that may be granted in any calendar year to any employee, director or consultant from 233,000 to 500,000 shares, and (4) ratify the selection of Ernst & Young LLP as our independent auditors for the year ending December 31, 2001.

  It is anticipated that these proxy solicitation materials will be sent to shareholders on or prior to June 11, 2001.

Solicitation of Proxies

  This solicitation is made on behalf of our board of directors. All expenses in connection with the solicitation of proxies will be borne by us. In addition to solicitation by mail, our officers, directors or other regular employees may solicit proxies by telephone, facsimile or in person. These individuals will not receive any additional compensation for these services. We have retained Morrow & Co., Inc. to assist in the distribution and solicitation of proxies. Morrow & Co., Inc. may solicit proxies by mail, telephone, facsimile or in person. We anticipate that the fee for those services will amount to approximately $17,500.

Voting Rights and Outstanding Shares

  Each share of our common stock, without par value, outstanding on the record date is entitled to one vote per share at the Annual Meeting. Each of the 2,425 shares of our Series D preferred stock, without par value, outstanding on the record date is entitled to one vote per share of common stock into which each share of Series D preferred stock could have been converted on the record date. At the conversion price of $2.1625 per share on the record date, each outstanding share of Series D preferred stock was convertible into 462.43 shares of common stock, and is therefore entitled to one vote per share at the Annual Meeting.

  The votes cast by the holders of the Series D preferred stock shall be counted together with the votes cast by the holders of the common stock and not separately as a class. Fractional votes by the holders of Series D preferred stock shall not, however, be permitted and any fractional voting rights shall, after aggregating all shares into which shares of Series D preferred stock held by each holder could be converted, be rounded to the nearest whole number. The common stock and the Series D preferred stock, on the as-converted basis described in this paragraph, voting together as a single class as set forth above will be referred to as the voting stock.

  At the close of business on the record date, there were issued and outstanding 34,857,770 shares of voting stock, consisting of 33,736,384 outstanding shares of common stock and 1,121,386 shares of common stock issuable upon the conversion of the 2,425 outstanding shares of Series D preferred stock. The presence at the Annual Meeting in person or by proxy of holders of record of a majority of the outstanding shares of voting stock is required to constitute a quorum for the transaction of all business at the Annual Meeting.

  All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and "broker non-votes" (i.e., shares held by a broker or nominee which are represented at the meeting, but with respect to which the broker or nominee is not empowered to vote on a particular proposal). Abstentions will be counted towards the tabulation of votes cast on proposals presented to the shareholders and will have the same effect as negative votes against Proposals 2 and 3. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether a matter has been approved. In an uncontested election of directors, any action other than a vote for a nominee will have no effect, assuming the presence of a quorum. Abstentions and broker non-votes will have no effect on Proposal 4 as they will not represent votes cast for the purpose of voting on this proposal.

  All shares of voting stock represented by properly executed proxies that are returned and not revoked will be voted in accordance with the instructions, if any, given therein. If no instructions are provided in a proxy, the shares of voting stock represented by such proxy will be voted FOR the board's nominees for director, and FOR the approval of Proposals 2, 3 and 4 and in accordance with the proxy-holder's best judgment as to any other matters raised at the Annual Meeting.

Voting Electronically or by Telephone

  If your shares are registered in the name of a bank or brokerage firm, you may be eligible to vote your shares electronically over the Internet or by telephone. A large number of banks and brokerage firms are participating in the ADP Investor Communication Services online program. This program provides eligible shareholders who receive a paper copy of the annual report and proxy statement the opportunity to vote via the Internet or by telephone. If your bank or brokerage firm is participating in ADP's program, your voting form will provide instructions. If your voting form does not reference Internet or telephone information, please complete and return the paper proxy card in the self-addressed postage paid envelope provided.

Revocability of Proxies

  Any shareholder of record executing a proxy has the power to revoke it at any time prior to the voting thereof on any matter (without, however, affecting any vote taken prior to such revocation) by delivering written notice to our secretary, Michael J. Kennedy, at our principal executive offices, by executing and delivering another proxy dated as of a later date or by voting in person at the meeting.

Security Ownership of Certain Beneficial Owners and Management

  The following table sets forth certain information regarding beneficial ownership of common stock, as of April 30, 2001 (after giving effect to an assumed conversion of all outstanding shares of Series D preferred stock at April 30, 2001 into common stock at the conversion price of $2.1625 per share on April 30, 2001), by (1) each shareholder known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock, (2) each of our directors and nominees for director, (3) each of our executive officers named in the Summary Compensation Table herein, and (4) all directors and executive officers as a group:

Name and Address of              Number of Shares    Shares Subject  Percentage
Beneficial Owner(1)            Beneficially Owned(2)   to Options   Ownership(2)
-------------------            --------------------- -------------- ------------
Lindsay A. Rosenwald and The
 Aries Master Funds(3).......        5,805,533              --         16.48%
  c/o Paramount Capital Asset
   Management, Inc.
  787 Seventh Avenue, 48th
   Floor
  New York, NY 10019

Essex Woodlands Health
 Ventures Fund IV, L.P.(4)...        3,003,342              --          8.62
  15001 Walden Road, Suite
   101
  Montgomery, TX 77356

Janus Capital Corporation(5).        2,781,130              --          7.98
  100 Fillmore Street
  Denver, CO 90206

INVESCO Funds Group(6).......        1,788,500              --          5.13
  7800 East Union Avenue
  Denver, CO 80237

James A. Bianco, M.D.**......          604,587          305,625         1.72

Jack L. Bowman**.............           22,383           22,383            *

Wilfred E. Jaeger, M.D.**(7).            3,240            3,240            *

Max E. Link, Ph.D.**.........            8,572              --             *

Mary O. Mundinger, DrPH**....           15,000           15,000            *

Phillip M. Nudelman, Ph.D.**.           31,811           31,811            *

Jack W. Singer, M.D.**.......          316,093           92,865            *

Louis A. Bianco..............          140,791          123,314            *

Edward F. Kenney.............           78,510           78,338            *

Susan O. Moore...............          109,438           80,038            *

All directors and executive
 officers as a group (10
 persons)....................        1,330,425          752,614         3.74

--------
  *  Less than 1%
 **  Denotes Director of the Company

(1) The address of the individuals listed is 201 Elliott Avenue West, Suite 400, Seattle, Washington 98119.

(2) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. This table is based upon information supplied by officers, directors, and Schedules 13D and 13G filed with the SEC. Shares of common stock subject to options or warrants currently exercisable or convertible, or exercisable or convertible within 60 days of April 30, 2001, are deemed outstanding for computing the percentage of the person holding the option or warrant but are not deemed outstanding for computing the percentage of any other person. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned.

(3) Includes (a) 2,417,795 shares of common stock and warrants to purchase 35,000 shares of common stock held by Lindsay A. Rosenwald, M.D., (b) 780,578 shares of our common stock issuable upon conversion of 1,688 shares of Series D preferred stock, warrants to purchase 257,219 shares of common stock, and 997,869 shares of common stock held by The Aries Master Fund, a Cayman Island exempted company, (c) 316,300 shares of our common stock issuable upon conversion of 684 shares of Series D preferred stock, warrants to purchase 104,229 shares of common stock, and 562,428 shares of common stock held by Aries Domestic Fund L.P., (d) 24,508 shares of our common stock issuable upon conversion of 53 shares of Series D preferred stock, warrants to purchase 8,076 shares of common stock, and 301,531 shares of common stock, held by Aries Domestic Fund II, L.P. Paramount Capital Asset Management, Inc. is the general partner of each of the Aries Domestic Funds and the investment manager of The Aries Master Fund. Dr. Rosenwald is the chairman and sole shareholder of Paramount Capital Asset Management.

(4) Consists of 3,003,342 shares of common stock beneficially owned by Essex Woodlands Health Ventures Fund IV, L.P. Mr. Martin P. Sutter is the managing director of Essex Woodlands Health Ventures Fund IV, L.P.

(5) Janus Capital Corporation has sole power to vote and dispose of 2,781,130 shares. Mr. Thomas H. Bailey, the president and chairman of the board of Janus Capital Corporation, has sole power to vote and dispose of 2,781,130 shares. Also, Janus Global Life Sciences Fund has sole power to vote and dispose of 1,952,185 shares.

(6) Consists of 1,788,500 shares of common stock beneficially owned by INVESCO Funds Group.

(7) Does not include 12,858 shares issuable upon exercise of options beneficially owned by affiliates of Collinson Howe Venture Partners pursuant to an agreement with Dr. Jaeger. Dr. Jaeger, a director of the Company, is a former partner at Collinson Howe.

                                  PROPOSAL 1
                             ELECTION OF DIRECTORS

  Our amended and restated articles of incorporation provide for the board of directors to be divided into three approximately equal classes of directors serving staggered three-year terms and until their successors are elected and qualified. As a result, approximately one-third of the total number of directors will be elected every year. Under our bylaws, the number of directors constituting the entire board of directors may be decreased or increased by majority action of either the board of directors or the shareholders, but no decrease in the number of directors may have the effect of shortening the term of any incumbent director. In the event of a vacancy on the board of directors, our bylaws permit a majority of the remaining directors in office to fill the vacancy, and the director then chosen will hold office until the next shareholders' meeting at which directors are elected and until his or her successor is elected and qualifies.

  The board of directors has fixed the number of directors at eight. Currently, there are seven members of the board of directors. The current terms of office of the Class I directors, Dr. Phillip M. Nudelman and Mr. Jack L. Bowman, expire at the 2001 Annual Meeting. The current terms of office of the Class II directors, Dr. Max E. Link and Dr. Wilfred E. Jaeger, expire at the 2002 Annual Meeting. The current terms of office of the Class III directors, Dr. James A. Bianco, Dr. Jack W. Singer and Dr. Mary O. Mundinger, expire at the 2003 Annual Meeting.

  Dr. Nudelman and Mr. Bowman have been nominated by the board for re-election at the Annual Meeting as Class I directors for three-year terms expiring at the 2004 Annual Meeting.

  If elected, each nominee will hold office until his term expires and his successor is elected and qualifies. It is intended that the accompanying proxy will be voted for the election as directors of Dr. Nudelman and Mr. Bowman, unless the proxy contains contrary instructions. Each nominee has agreed to serve if elected, and we have no reason to believe that either of the nominees will not be a candidate or will be unable to serve. However, if either of the nominees should become unable or unwilling to serve as a director, the persons named in the proxy have advised us that they will vote for the election of the substitute nominee or nominees designated by the board of directors.

  The candidates elected will be those receiving the two largest number of votes cast by the shares of voting stock entitled to vote in the election. Abstentions and broker non-votes will not be counted in the election of directors.

  Set forth below is biographical information for each nominee for director and each person whose term of office as a director will continue after the Annual Meeting:

                                                            Age
                                                           as of  Director
     Name                                                 5/01/01  Since   Class
     ----                                                 ------- -------- -----
     Max E. Link, Ph.D.(1)(2)............................    60     1995    II
     James A. Bianco, M.D.(2)............................    44     1991    III
     Jack W. Singer, M.D.................................    58     1991    III
     Jack L. Bowman(3)(4)................................    68     1995     I
     Wilfred E. Jaeger, M.D.(3)(4).......................    45     1992    II
     Mary O. Mundinger, DrPH.(3).........................    64     1997    III
     Phillip M. Nudelman, Ph.D.(2)(4)....................    65     1994     I

    --------
    (1) Chairman of the board of directors.
    (2) Member of the executive committee.
    (3) Member of the compensation committee.
    (4) Member of the audit committee.

Nomination for Election for a Three-Year Term Expiring at the 2004 Annual Meeting--Class I Directors

  Dr. Nudelman has been one of our directors since March 1994. He is the president and chief executive officer of The Hope Heart Institute. From 1998 to 2000, he was the chairman of the board of Kaiser/Group Health. From 1990 to 2000, Dr. Nudelman was the president and chief executive officer of Group Health Cooperative of Puget Sound, a health maintenance organization. Dr. Nudelman serves on the board of directors of SpaceLabs Medical, Inc., Personal Path Systems, and Cytran Ltd. Dr. Nudelman received his B.S. degree in microbiology, zoology and pharmacy from the University of Washington, and holds an M.B.A. and a Ph.D. in health systems management from Pacific Western University.

  Mr. Bowman has been one of our directors since April 1995. From 1987 until January 1994, Mr. Bowman was a company group chairman at Johnson & Johnson, having primary responsibility for a group of companies in the diagnostic, blood glucose monitoring and pharmaceutical businesses. From 1980 to 1987, Mr. Bowman held various positions at American Cyanamid Company, most recently as executive vice president. Mr. Bowman was a member of the board of trustees of The Johns Hopkins University and serves on the board of directors of NeoRx Corporation, CytRx Corporation and Cellegy Pharmaceuticals, Inc., Targeted Genetics Corporation, Celgene Corporation, Osiris Therapeutics, and Reliant Pharmaceuticals.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF EACH NAMED NOMINEE.

Directors Continuing in Office Until the 2002 Annual Meeting--Class II
Directors

  Dr. Link joined the board of directors in July 1995 as its vice chairman and has served as chairman of the board of directors since January 1996. In addition, Dr. Link has held a number of executive positions with pharmaceutical and healthcare companies. Most recently, he served as chief executive officer of Corange, Limited from May 1993 until June 1994. Prior to joining Corange, Dr. Link served in a number of positions within Sandoz Pharma Ltd., including chief executive officer from 1990 until April 1992, and chairman from April 1992 until May 1993. Dr. Link currently serves on the board of directors of Alexion Pharmaceuticals, Inc., Access Pharmaceuticals, CytRx Corporation, Discovery Labs, Human Genome Sciences, Inc., Protein Design Labs, Inc., Celsion Corporation, and Osiris Therapeutics. Dr. Link received his Ph.D. in economics from the University of St. Gallen.

  Dr. Jaeger has been one of our directors since September 1992. Dr. Jaeger is a founding general partner of Three Arch Partners, a venture capital firm which focuses on health care investments. Prior to joining Three Arch Partners in 1993, he was a partner at Collinson Howe Venture Partners, formerly Schroeder Venture Advisors and the Phoenix Partners. Dr. Jaeger is also a director of Intensiva Healthcare Corporation. Dr. Jaeger received his M.D. from the University of British Columbia in Vancouver, B.C., Canada.

Directors Continuing in Office Until the 2003 Annual Meeting--Class III
Directors

  Dr. Bianco is our principal founder and has been our president and chief executive officer since February 1992 and one of our directors since our inception in September 1991. Prior to joining us, Dr. Bianco was an assistant professor of medicine at the University of Washington, Seattle, and an assistant member in the clinical research division of the Fred Hutchinson Cancer Research Center, the world's largest bone marrow transplant center. From 1990 to 1992, Dr. Bianco was the director of the Bone Marrow Transplant Program at the Veterans Administration Medical Center in Seattle. Dr. Bianco received his B.S. degree in biology and physics from New York University and his M.D. from Mount Sinai School of Medicine. Dr. Bianco is the brother of Louis A. Bianco, our executive vice president, finance and administration.

  Dr. Singer is one of our founders and directors and currently serves as our executive vice president, research program chairman. Dr. Singer has been one of our directors since our inception in September 1991. From April 1992 to July 1995, Dr. Singer was our executive vice president, research and development. Prior to joining us, Dr. Singer was a professor of medicine at the University of Washington and a full member of the Fred Hutchinson Cancer Research Center. From 1975 to 1992, Dr. Singer was the chief of medical oncology at the Veterans Administration Medical Center in Seattle. Dr. Singer received his M.D. from State University of New York, Downstate Medical College.

  Dr. Mundinger has been one of our directors since April 1997. Since 1986, she has been a dean and professor at the School of Nursing, and an associate dean on the faculty of medicine at Columbia University. Dr. Mundinger currently serves on the board of directors of United Health Group. Dr. Mundinger received her doctorate of public health from Columbia's School of Public Health.

Board and Committee Meetings

  Our board of directors held 26 meetings during the year ended December 31, 2000. Each of the directors attended at least 75% of the total number of meetings of the board of directors and the total number of meetings held by all committees of the board of directors on which they served. The board of directors has three standing committees: an executive committee, a compensation committee, and an audit committee. There is no standing nominating committee.

  The executive committee exercises the full power and authority of the board of directors, except as limited by applicable law and except as specific authority is otherwise delegated by the board of directors to its other committees. No meetings of the executive committee were held during the year ended December 31, 2000. The executive committee currently consists of Drs. Bianco, Link and Nudelman. Mr. Jeremy Curnock Cook, who resigned from the board effective September 8, 2000, was previously on the executive committee.

  The compensation committee has broad responsibility for assuring that our officers and key management personnel are effectively compensated in terms of salaries, supplemental compensation and benefits that are internally equitable and externally competitive. The compensation committee also administers our 1994 Equity Incentive Plan and our 1996 Employee Stock Purchase Plan. Five meetings of the compensation committee were held during the year ended December 31, 2000. The compensation committee currently consists of three non-employee directors, Drs. Jaeger and Mundinger and Mr. Bowman. Mr. Curnock Cook and Mr. Terrence M. Morris, who resigned from the board effective September 8, 2000 and January 24, 2000, respectively, were previously on the compensation committee.

  The audit committee, which was established in January 1994, has responsibility for assisting the board of directors in fulfilling their responsibilities related to our corporate accounting and reporting practices and the quality and integrity of our financial reporting. The composition of the audit committee and the attributes of its members, and the responsibilities of the audit committee as reflected in its charter, are intended to be in accord with Securities and Exchange Commission rules and Nasdaq listing requirements adopted in December 1999 with regard to corporate audit committees. Three meetings of the audit committee were held during the year ended December 31, 2000. The audit committee currently consists of three non-employee directors, Drs. Jaeger and Nudelman and Mr. Bowman, all of whom meet the independence and experience criteria of the Nasdaq listing requirements. Mr. Morris, who resigned from the board effective January 24, 2000, was previously on the audit committee.

Director Compensation

  Directors who are also our employees are not paid an annual retainer, nor are they compensated for serving on the board. Non-employee directors are paid $2,000 per meeting of the board or board committee, up to a maximum of $10,000 per director each calendar year. All directors are reimbursed for their expenses incurred in attending board meetings. In 2000, pursuant to the Automatic Option Grant Program in effect for the directors under our 1994 Stock Option Plan, each non-employee director also received a fully-vested option grant for 1,905 shares one year after the commencement of his or her service as a director. Each of these options has an exercise price equal to 100% of the fair market value on the grant date in 2000 and a term of ten years measured from the grant date, subject to early termination if the optionee stops serving as a director.

                                  PROPOSAL 2
            APPROVAL OF AMENDMENT TO THE 1994 EQUITY INCENTIVE PLAN

  Our 1994 Equity Incentive Plan, which we will refer to as the 1994 plan, was adopted by the board of directors in January 1994 and approved by the shareholders in February 1994. The 1994 plan provides for the grant of incentive stock options to our employees and nonstatutory stock options to our employees, directors and consultants. On March 13, 2001, the board of directors authorized an amendment of the 1994 plan, subject to shareholder approval, to increase the number of shares authorized for issuance under the 1994 plan by 1,600,000 shares, from 4,936,715 shares to 6,536,715. The shareholders are being requested to approve this amendment at the Annual Meeting of Shareholders. As of the record date, options to purchase an aggregate of 2,876,887 shares of our common stock were outstanding under the 1994 plan with a weighted average exercise price of $17.58 per share, options to purchase an aggregate of 1,474,121 shares of our common stock had been exercised and 383,976 shares of common stock were available for future grant under the plan.

  The purpose of the proposed increase is to provide sufficient shares for future option grants to our new and existing officers, key employees, non-employee directors and consultants. The board of directors believes that we should have shares available under the 1994 plan to provide options to certain of our prospective and existing officers, key employees, non-employee directors and consultants. The board of directors believes that we and our shareholders significantly benefit from having our key management, scientific employees and consultants receive options to purchase our common stock, and that the opportunity thus afforded these employees and consultants to acquire common stock is an essential element of an effective management incentive program. The board of directors also believes that stock options are very valuable in attracting and retaining highly qualified management and scientific personnel and in providing additional motivation to these individuals to use their best efforts on our behalf.

  For a description of the principal features of the 1994 plan, see "Appendix A--Description of the 1994 Equity Incentive Plan."

  The affirmative vote of a majority of the outstanding shares of voting stock present in person or represented by proxy entitled to vote at the Annual Meeting will be required to approve the proposed amendment to the 1994 plan.

  Unless otherwise instructed, it is the intention of the persons named in the accompanying form of proxy to vote shares represented by properly executed proxies for approval of the proposed amendment to the 1994 plan.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF THE PROPOSED AMENDMENT TO THE 1994 PLAN AND THE INCREASE OF THE NUMBER OF SHARES RESERVED FOR ISSUANCE UNDER THE PLAN.

Participation in the 1994 Plan

  As of the record date, the ten-year options to purchase 2,876,887 shares of common stock that are outstanding pursuant to our 1994 plan and our 1992 Stock Option Plan were granted to 167 employees, consultants and non-employee directors and generally vest in equal annual installments on the first three or four anniversaries of the date of grant. The exercise prices of these options range from $2.00 to $47.28, with an average weighted exercise price of $17.58. In addition, restricted share awards covering 201,731 shares of common stock were granted to 19 employees, and vest on the third anniversary of the date of grant.

Stock Options and Awards

  The table below shows, as to each of our executive officers named in the Summary Compensation Table herein and the various indicated individuals and groups, the number of shares of common stock subject to options and restricted shares granted under the 1994 plan between January 1, 2000 and April 30, 2001, together with the weighted average exercise price payable per share.

                                                    Number of
                                                    Option and Weighted Average
                                                    Restricted  Exercise Price
                       Name                         Shares (#)       ($)
                       ----                         ---------- ----------------
James A. Bianco, M.D...............................  300,000        $42.97
Jack W. Singer, M.D. ..............................   70,000         42.97
Louis A. Bianco....................................   60,000         42.97
Edward F. Kenney...................................  100,000         42.97
Susan O. Moore.....................................      --            --
All current executive officers as a group (5
 persons)..........................................  530,000         42.97
All directors (other than executive officers) as a
 group (7 persons).................................   26,430         34.90
All employees, including current officers who are
 not executive officers,
 as a group (192 persons)..........................  576,312         31.55

New Plan Benefits

  As of the date of this proxy statement, no awards have been made under the 1994 plan on the basis of the share increase which forms Proposal 2. The number and type of awards to be granted under the 1994 plan to any particular individual cannot be determined as of such date, except for the options that will automatically be granted to certain non-employee directors as described in Appendix A.

                                  PROPOSAL 3
   AMENDMENT OF THE OPTION GRANT LIMITATIONS CONTAINED IN THE 1994 PLAN FOR
            PURPOSES OF 162(m) OF THE INTERNAL REVENUE CODE OF 1986

  As discussed in Proposal 2, in January 1994, the board of directors adopted the 1994 plan. The plan was approved by our shareholders in February 1994. Up until March 13, 2001, the plan provided that no employee, director or consultant may be granted, in any calendar year, options to purchase or direct stock awards for more than 233,000 shares of common stock. To increase its flexibility under the 1994 plan, the board approved an increase of this limit from 233,000 to 500,000 shares on March 13, 2001. The shareholders are being requested to approve this amendment at the Annual Meeting.

  The purpose of this limit is to allow compensation associated with options granted under the plan to qualify as "performance based compensation" within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended, which we will refer to as the Code. Section 162(m) of the Code limits our deduction in any one fiscal year for federal income tax purposes to $1,000,000 per person with respect to our chief executive officer and our four other highest paid executive officers who are employed on the last day of the fiscal year unless the compensation qualifies as "performance-based" for 162(m) purposes. Option grants under the plan will not be subject to the 162(m) deduction limitation if the shareholders approve the option grant limitation discussed above. Therefore, in order to maximize our federal income tax deductions, the board is requesting that the shareholders approve the option grant limitation in the 1994 plan at the Annual Meeting.

  For a description of the principal features of the 1994 plan, see "Appendix A--Description of the 1994 Equity Incentive Plan.

  The affirmative vote of a majority of the outstanding shares of voting stock present in person or represented by proxy entitled to vote at the Annual Meeting will be required to approve the proposed amendment to the 1994 plan.

  Unless otherwise instructed, it is the intention of the persons named in the accompanying form of proxy to vote shares represented by properly executed proxies for approval of the proposed amendment to the 1994 plan.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF THE PROPOSED AMENDMENT TO THE 1994 PLAN FOR PURPOSES OF 162(m) OF THE CODE.

                                  PROPOSAL 4
             RATIFICATION OF THE SELECTION OF INDEPENDENT AUDITORS

  The board of directors has selected Ernst & Young LLP as our independent auditors for the year ending December 31, 2001, and has further directed that we submit the selection of independent auditors for ratification by the shareholders at the Annual Meeting. Ernst & Young LLP has audited our financial statements since 1992. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

  In the event the shareholders fail to ratify the selection, the board will reconsider whether or not to retain that firm. Even if the selection is ratified, the board in its discretion may direct the appointment of a different independent accounting firm at any time during the year if the board feels that such a change would be in our and our shareholders' best interests. The affirmative vote of a majority of the shares of voting stock present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of Ernst & Young LLP. Abstentions and broker non-votes will not be counted toward the total.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS.

Audit Committee Report

  The audit committee reviews and monitors our financial reporting process on behalf of the board and reviews our system of internal controls and our investment policies. The audit committee acts only in an oversight capacity, however, and it is management that has the primary responsibility for the financial statements and the reporting process. The board has adopted the charter of the audit committee, which is attached as Appendix B.

  In addition, the audit committee recommends to the board the appointment of the independent auditors and reviews their proposed audit scope, approach and independence.

  The audit committee has reviewed and discussed our audited financial statements with management and Ernst & Young LLP. Management has represented to the audit committee that the financial statements were prepared in accordance with generally accepted accounting principles.

  The audit committee also discussed with Ernst & Young LLP other matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). In addition, the audit committee has received from, and discussed with, Ernst & Young LLP their annual written report on their independence from us and our management, as required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and considered with the auditors whether the provision of financial information systems design and implementation and other non-audit services provided to us by them during 2000 were compatible with the auditors' independence.

  Based on the audit committee's discussion with management and the independent auditors and the audit committee's review of the representations of management and the independent auditors, the audit committee recommended to the board that the audited financial statements be included in our Annual Report on Form 10-K/A for the year ended December 31, 2000, for filing with the Securities and Exchange Commission.

                                          AUDIT COMMITTEE

                                          Jack L. Bowman
                                          Wilfred E. Jaeger, M.D.
                                          Phillip M. Nudelman, Ph.D.

Fees Billed by Ernst & Young LLP During 2000

  Audit fees. Audit fees billed to us by Ernst & Young LLP during 2000 for the audit of our annual financial statements and the review of those financial statements included in our quarterly reports on Form 10-Q totaled $215,228.

  Financial Information Systems Design and Implementation Fees. No fees were billed to us by Ernst & Young LLP during 2000 for financial information systems design and implementation.

  All Other Fees. Fees billed to us by Ernst & Young LLP during 2000 for all other non-audit services rendered to us, including tax-related services, totaled $246,382.

                              Executive Officers

  The following table sets forth certain information with respect to our executive officers:

                         Age as
                           of
       Name              5/01/01                         Position
       ----              -------                         --------
James A. Bianco, M.D. ..    44   President, Chief Executive Officer
Jack W. Singer, M.D. ...    58   Executive Vice President, Research Program Chairman
Louis A. Bianco.........    48   Executive Vice President, Finance and Administration
Susan O. Moore..........    52   Executive Vice President, Corporate Resource Development
Edward F. Kenney........    56   Executive Vice President, Chief Operating Officer

  See proposal 1 for biographical information concerning Drs. Bianco and Singer.

  Mr. Bianco is one of our founders and has been our executive vice president, finance and administration since February 1, 1992, and was a director from our inception in September 1991 to April 1992 and from April 1993 to April 1995. From January 1989 through January 1992, Mr. Bianco was a vice president at Deutsche Bank Capital Corporation in charge of risk management. Mr. Bianco is a Certified Public Accountant and received his M.B.A. from New York University. Mr. Bianco and Dr. Bianco are brothers.

  Ms. Moore was our executive vice president, corporate resource development from January 1999 to January 2001, responsible for corporate communications and human resource development, and served as executive vice president, human resource development from July 1995 to December 1998. From March 1993 to July 1995, Ms. Moore was our vice president of human resources. Ms. Moore's employment with us terminated in January 2001. Prior to joining us, Ms. Moore was self-employed as a compensation consultant. From 1991 to December 1992, Ms. Moore was the director of human resources at ICOS Corporation, a biotechnology company. From 1984 to 1990, Ms. Moore served as program manager for Software Engineering Digital Equipment Corporation.

  Mr. Kenney has been our executive vice president, chief operating officer since January 1999. From February 1997 to September 1998 he was vice president of marketing and sales at CellPro Incorporated. From 1987 to 1996 he served in various sales, marketing and business development positions at Cetus Corporation and Chiron Corporation, which merged in 1991. From 1991 to 1996, Mr. Kenney was a marketing manager in the cardiovascular therapy area at Boehringer Ingelheim, and from 1978 to 1986, he served in various sales, marketing and business development capacities at Bristol-Myers Corporation. Mr. Kenney earned a M.S. degree in Natural Resources from Ohio State University.

Compensation of Executive Officers

  The following table sets forth all compensation earned in the years ended December 31, 2000, 1999 and 1998 by our chief executive officer and the four other most highly compensated executive officers who were serving as executive officers at December 31, 2000, who we will collectively refer to as the named executive officers:

                          Summary Compensation Table

                            Annual Compensation     Long-Term Compensation Awards
                         ------------------------- ---------------------------------
                                                     Other
                                                    Annual     Restricted Securities
                                                   Compensa-     Stock    Underlying
   Name and Principal                                tion        Awards    Options        All Other
        Position         Year Salary ($) Bonus ($)  ($)(1)       ($)(2)     (#)(3)     Compensation ($)
   ------------------    ---- ---------- --------- ---------   ---------- ----------   ----------------
James A. Bianco, M.D. .. 2000  433,125    193,101    66,394(4)      --     300,000          49,461(5)
 President and Chief     1999  433,224     50,000   101,885(6)  108,412    100,000         141,397(7)
 Executive Officer       1998  433,224     30,000    89,096(8)      --     403,672(9)      139,917(10)

Jack W. Singer, M.D..... 2000  260,016        --        --          --      70,000          10,984(11)
 Executive Vice
  President,             1999  260,016        --        --       65,067     40,000          11,655(11)
 Research Program
  Chairman               1998  260,016        --        --          --     122,031(9)       11,655(11)

Louis A. Bianco......... 2000  300,120        --        --          --      60,000          10,621(12)
 Executive Vice
  President,             1999  300,120        --        --       54,252     35,000          10,428(13)
 Finance and
  Administration         1998  300,120        --        --          --     126,531(9)       72,517(14)

Edward F. Kenney........ 2000  225,000        --        --          --     100,000             --
 Executive Vice
  President,             1999  211,442        --        --       56,304    135,000             --
 Chief Operating Officer 1998      --         --        --          --         --              --

Susan O. Moore(15)...... 2000  161,971        --        --          --         --            4,070(16)
 Executive Vice
  President,             1999  161,971     20,000       --       42,720     35,000           4,319(16)
 Corporate Resource      1998  157,237        --        --          --     112,787(9)        4,319(16)
 Development

--------
 (1) Other annual compensation in the form of perquisites and other personal benefits has been omitted where the aggregate amount of the perquisites and other personal benefits constituted the lesser of $50,000 or 10% of the total annual salary and bonus for the named executive officer for the applicable year.
 (2) All restricted stock grants were made on December 22, 1999 under the 1994 Equity Incentive Plan. The aggregate number of shares held by the named executive officers at the end of 2000 (and their market value as of December 31, 2000) were: Dr. Bianco, 35,394 ($1,594,960); Dr. Singer,
     21,243 ($957,273); Mr. Bianco, 17,712 ($798,156); Mr. Kenney, 18,382
     ($828,348); and Ms. Moore, 13,947 ($628,494). All of these grants vest 100% on the third anniversary of the grant date.
 (3) None of the named executive officers held any stock appreciation rights.
 (4) Other annual compensation for Dr. Bianco includes payments totaling $66,394 to cover Dr. Bianco's estimated tax liabilities with respect to
     (i) certain perquisites, and (ii) a life insurance premium payment.
 (5) All other compensation for Dr. Bianco includes the following: (i) reimbursement of long-term disability insurance premiums of $9,461, and
     (ii) a premium payment of $40,000 for life insurance required by the terms of Dr. Bianco's employment.
 (6) Other annual compensation for Dr. Bianco includes payments totaling $101,885 to cover Dr. Bianco's estimated tax liabilities with respect to
     (i) certain perquisites, and (ii) the life insurance premium payment and loan forgiveness described in Note 7.
 (7) All other compensation for Dr. Bianco includes the following: (i) reimbursement of long-term disability insurance premiums of $9,461, (ii) a premium payment of $40,000 for life insurance required by the terms of Dr. Bianco's employment, (iii) loan forgiveness of $88,036 pursuant to the terms of Dr. Bianco's employment agreement, and (iv) travel and expense reimbursements totaling $3,900.
 (8) Other annual compensation for Dr. Bianco includes payments totaling $89,096 to cover Dr. Bianco's estimated tax liabilities with respect to
     (i) certain perquisites, and (ii) a life insurance premium payment and loan forgiveness described in Note 10.
 (9) In July 1998, the board of directors approved the repricing of outstanding options to $2.906 per share by exchanging such outstanding options for new ten-year options. The terms of the exchange also included a one-year blackout period on the exercise of the repriced options that expired on July 31, 1999. All other terms and conditions of the options remained unchanged. Grants for the year ended December 31, 1998, include options that were initially granted in prior years and have been repriced and exchanged for new options in 1998 as follows: Dr. Bianco, 303,672 options were repriced and exchanged; Dr. Singer, 77,031 options were repriced and exchanged; Mr. Bianco, 91,531 options were repriced and exchanged; and Ms. Moore, 77,787 options were repriced and exchanged.

(10) All other compensation for Dr. Bianco includes the following: (i) reimbursement of long-term disability insurance premiums of $8,736, (ii) a premium payment of $40,000 for life insurance required by the terms of Dr. Bianco's employment, (iii) loan forgiveness of $84,309 pursuant to the terms of Dr. Bianco's employment agreement, and (iv) travel and expense reimbursements totaling $6,872.
(11) All other compensation for Dr. Singer includes reimbursement for long-term disability insurance premiums.
(12) All other compensation for Mr. Bianco includes the following: (i) reimbursement for long-term disability insurance premiums of $8,443, and
     (ii) a premium payment of $2,178 for life insurance.
(13) All other compensation for Mr. Bianco includes the following: (i) reimbursement for long-term disability insurance premiums of $8,499, and
     (ii) a premium payment of $1,929 for life insurance.
(14) All other compensation for Mr. Bianco includes the following: (i) reimbursement for long-term disability insurance premiums of $8,442, (ii) a premium payment of $1,674 for life insurance, and (iii) payments aggregating $62,401 for unused sick and vacation leave accrued by Mr. Bianco during 1997, pursuant to the terms of his employment agreement then in effect.
(15) Ms. Moore's employment with us terminated in January 2001.
(16) All other compensation for Ms. Moore includes reimbursement for long-term disability insurance premiums.

  The following table sets forth for each of the named executive officers the number of options granted during the year ended December 31, 2000 and the potential realizable value of such grants. No stock appreciation rights were granted to such individuals for the 2000 fiscal year.

                      Options Granted in Last Fiscal Year

                                     Individual Grants
                         ------------------------------------------
                                                                     Potential Realizable
                                    % of Total                         Value at Assumed
                         Number of   Options                        Annual Rates of Stock
                         Securities Granted to                      Price Appreciation for
                         Underlying Employees  Exercise                 Option Term(3)
                          Options   in Fiscal    Price   Expiration ----------------------
   Name                  Granted(1)  Year (%)  ($/Sh)(2)    Date      5% ($)     10% ($)
   ----                  ---------- ---------- --------- ---------- ---------- -----------
James A. Bianco, M.D. ..  300,000      24.3%    $42.97    11/30/10  $8,106,892 $20,544,456

Jack W. Singer, M.D. ...   70,000       5.7      42.97    11/30/10   1,891,608   4,793,706

Louis A. Bianco.........   60,000       4.9      42.97    11/30/10   1,621,378   4,108,891

Edward F. Kenney........  100,000       8.1      42.97    11/30/10   2,702,297   6,848,152

Susan O. Moore..........      --        --         --          --          --          --

--------
(1) Options were granted under the 1994 plan.
(2) Stock options were granted at an exercise price equal to 100% of the estimated fair value of the common stock, as determined by the board of directors on the date of grant, pursuant to the terms of the 1994 plan.
(3) Potential realizable value is based on the assumption that the common stock appreciates at the annual rates shown (compounded annually) from the date of grant until the expiration of the option term. These assumed rates of appreciation are mandated by the rules of the SEC and do not represent our estimate or projection of the future common stock price. There can be no assurance that any of the values reflected in this table will be achieved.

  The following table sets forth for each of the named executive officers, the fiscal year-end number and value of unexercised options. No options or stock appreciation rights were exercised by any of the named executive officers during 2000, and none of the named executive officers held any stock appreciation rights at the end of the 2000 fiscal year.

 Aggregated Option Exercises in Latest Fiscal Year and Fiscal Year-End Option
                                    Values

                                                   Number of Securities
                                                  Underlying Unexercised     Value of Unexercised
                                                        Options at          In-the-Money Options at
                            Shares      Value       Fiscal Year End (#)     Fiscal Year-End ($)(1)
                         Acquired on   Realized  ------------------------- -------------------------
          Name           Exercise (#)    ($)     Exercisable Unexercisable Exercisable Unexercisable
          ----           ------------ ---------- ----------- ------------- ----------- -------------
James A. Bianco, M.D. ..    98,048    $6,629,239   305,625      399,999    $12,874,800  $4,831,291
Jack W. Singer, M.D. ...    27,500     1,162,055    92,685      111,666      3,910,926   1,897,962
Louis A. Bianco.........     3,218       107,301   123,314       94,999      5,195,247   1,596,695
Edward F. Kenney........       --            --     11,667      223,333        490,014   5,326,936
Susan O. Moore..........    26,500     1,767,186    86,288       34,999      3,634,341   1,471,055

--------
(1) This amount is the aggregate number of in-the-money options multiplied by the difference between the last reported sale price of the common stock on the Nasdaq National Market on December 31, 2000 and the exercise price for that option.

Employment Agreements

  Dr. Bianco, president and chief executive officer, entered into an employment agreement with us effective July 4, 2000. The agreement provides that, in the event that Dr. Bianco's employment is involuntarily terminated, the severance benefits are equal to: eighteen months base salary, immediate vesting of all of Dr. Bianco's stock options and restricted shares, payment for life insurance and accrued but unused vacation. The employment agreement restricts Dr. Bianco from competing with us for the term of the severance payment period following the termination of his employment with us. In addition, the severance payments are conditioned upon Dr. Bianco not soliciting our employees. The agreement also provides that, in the event a change of control (as defined in the employment agreement) occurs, then all of Dr. Bianco's stock options and restricted shares will immediately become vested. It further provides that, if any payments are subject to the excise tax on parachute payments, we will make a gross up payment in an amount which covers the excise tax due plus the excise and income taxes payable on the gross up payment.

  Each of Jack W. Singer, Louis A. Bianco, Susan O. Moore, and Edward F. Kenney has entered into a severance agreement with us effective September 23, 1997, February 1, 1998, January 1, 1997, and January 22, 1999, respectively. The agreements provide that, in the event any of the foregoing named executive officers is terminated by us without cause or resigns for good reason, including a change in title in connection with a change in control in the cases of Dr. Singer and Mr. Bianco: (1) we will pay the base salary for one year from the severance date (2) we will pay accrued but unused vacation through the severance date, (3) we will continue to pay benefits for one year from the severance date, and (4) all stock options will become immediately vested. Inventions and proprietary information agreements restrict Dr. Singer from competing with us for two years after the termination of his employment with us.

Compensation Committee Report on Executive Compensation

  The compensation committee of the board of directors is composed of directors who are not our employees. The compensation committee is responsible for establishing and administering our executive compensation arrangements, including the compensation of the chief executive officer and our other executive officers and key employees, subject to ratification by the board. The compensation committee also administers the 1994 plan and the 1996 employee stock purchase plan and makes all stock option grants under the 1994 plan to our executive officers.

                          General Compensation Policy

  We operate in the extremely competitive and rapidly changing biotechnology industry. The compensation committee believes that the compensation programs for our executive officers should be designed to attract, retain and motivate talented executives responsible for our success and should be determined within a competitive framework and based on the achievement of strategic corporate objectives and individual performance and teamwork. Within this overall philosophy, the compensation committee's objectives are to:

  . Offer a total compensation program that takes into consideration the compensation practices of a specifically identified peer group of companies with which we compete for executive talent.

  . Integrate each executive officer's compensation package with annual and long-term corporate objectives and focus the officer's attention on the attainment of those objectives.

  . Encourage the creation of shareholder value through the achievement of strategic corporate objectives.

  . Provide annual variable incentive awards that take into account our performance relative to corporate objectives and the individual executive officer's contributions.

  . Align the financial interests of executive officers with those of shareholders by providing significant equity-based, long-term incentives.

                      Compensation Components and Process

  The compensation committee has developed a compensation policy that is designed to attract and retain qualified key executive officers critical to our success.

  Accordingly, the compensation committee makes its decisions based upon the attainment of corporate-wide, team and individual performances. These performances are evaluated in terms of the achievement of strategic and business plan goals, including long-term goals tied to the expansion of our core technology and innovative product development, the discovery of new drug candidates and the development of our organizational infrastructure.

  In establishing the compensation package of our executive officers, the compensation committee has adopted a "total pay" philosophy which includes three major components: (1) base salary set at levels that are commensurate with those of comparable positions at other pharmaceutical or biotechnology companies; (2) annual bonuses and stock option grants tied to the achievement of strategic corporate and team objectives and individual performance; and (3) long-term, stock-based incentive awards intended to strengthen the mutuality of interests between the executive officers and our shareholders.

  The compensation committee determines the compensation levels for the executive officers with the assistance of an independent consulting firm that furnishes the compensation committee with executive compensation data drawn from several nationally recognized surveys of companies within the biotechnology and pharmaceutical industries. On the basis of those surveys, the compensation committee has identified a peer group of companies with which we compete for executive talent and which have a total capitalization and head count similar to ours and are at approximately the same stage of commercialization, which we will refer to as the peer companies.

  The positions of our chief executive officer and the other executive officers were compared with those of their counterparts at the peer companies, and the market compensation levels for comparable positions were examined to determine base salary, target incentives, and total cash compensation. In addition, the practices of the peer companies concerning stock option grants were also reviewed and compared.

  Base Salary. The base salary for each executive officer is set at a level considered appropriate for comparable positions at the peer companies. The compensation committee's policy is to target base salary levels at the market average level of base salary in effect for comparable positions at the peer companies. Executive officers who attain the core competencies required of their positions are paid at that level. The compensation committee makes its base salary determinations in accordance with the market average level in effect for comparable positions at the peer companies, competitive market forces and the evaluation of performance and core competency provided for each executive officer by the chief executive officer.

  Variable Incentive Awards. To reinforce the attainment of our goals, the compensation committee believes that a substantial portion of the annual compensation of each executive officer should be in the form of variable incentive pay. The annual incentive payment for each executive officer is determined on the basis of the achievement of the corporate objectives established for the fiscal year and the Committee's evaluation of the officer's performance both on an individual and team basis. For the 2000 fiscal year, the corporate performance objectives were tied to the following measures of success: (1) receiving approval for our New Drug Application by the Food and Drug Administration for TRISENOX; (2) timely and successful launching of TRISENOX in the United States; (3) raising substantial capital to support the Company's commercial and development programs; and (4) initiating an Investigational New Drug application for PG-TXL by year end.

  Long-Term, Equity-Based Incentive Awards. The goal of our long-term equity-based incentive awards is to align the interests of executive officers with the shareholders and to provide each executive officer with a significant incentive to perform his or her management duties from the perspective of an owner with an equity stake in the business. Such incentive is provided through stock option grants made under the 1994 plan. The size of the option grant to each executive officer is set at a level which the compensation committee feels is appropriate to create a meaningful opportunity for stock ownership based upon the executive officer's current position with us, internal comparability with stock option grants made to our other executives, the executive officer's current level of performance and his or her potential for future responsibility and promotion over the option term. The compensation committee also takes into account comparable equity incentives provided to individuals in similar positions in the biotechnology and pharmaceutical industries, as reflected in external surveys, and the number of unvested options held by the executive officer at the time of the new grant. The compensation committee has established certain general guidelines by which it seeks to target a fixed number of unvested option shares for each executive officer based upon his or her current position with us and his or her potential for in-house growth (i.e., future responsibilities and possible promotions over the option term). However, the compensation committee does not strictly adhere to these guidelines in making stock option grants, and the relative weight which is given to the various factors varies from individual to individual, as the circumstances warrant.

  During fiscal 2000, the compensation committee awarded the executive officers new stock options for an aggregate of 530,000 shares of common stock. Each grant allows the officer to acquire the shares underlying the stock option at a fixed price per share (the market price on the grant date) over a ten-year period of time. Specifically, the options vest in periodic installments over a three-year period, contingent upon the executive officer's continued employment with us. Accordingly, the option will provide a return only if the officer remains with us and then only if the market price appreciates over the option term.

                  Compensation of the Chief Executive Officer

  The base salary of our chief executive officer, James A. Bianco, M.D., is reviewed annually by the compensation committee and was $433,125 for the 2000 fiscal year. Such salary level was established on the basis of the base salary levels in effect for chief executive officers at the other biotechnology and pharmaceutical companies comprising the peer companies. This salary level for Dr. Bianco brings him to 8% above the average of the salary levels in effect for the chief executive officers of the peer companies. The compensation committee granted Dr. Bianco bonuses of $193,101 during 2000. This amount is 52% of base pay, and is above peer data suggesting that short term incentive target grants are approximately 40% of base pay.

  Dr. Bianco was also awarded stock options for 300,000 shares of common stock at an exercise price of $42.97 per share. The grant reflected the compensation committee's continuing policy to maintain his option holdings at a level consistent with that for other chief executive officers of comparable commercial companies in the pharmaceutical industry and to subject a portion of his overall compensation each year to the market performance of our common stock. Accordingly, the stock option grants will be of no value to Dr. Bianco unless there is appreciation in the value of our common stock over the option term.

             Compliance with Internal Revenue Code Section 162(m)

  As a result of Section 162(m) of the Internal Revenue Code, which was enacted into law in 1993, we will not be allowed a federal income tax deduction for compensation paid to certain officers, to the extent that compensation exceeds one (1) million dollars per officer in any one year. This limitation will apply to all compensation which is not considered to be performance based. Compensation which does qualify as performance-based compensation will not have to be taken into account for purposes of this limitation. Our 1994 plan has been structured so any compensation deemed paid in connection with the exercise of stock options granted under that plan with an exercise price equal to the market price of the option shares on the grant date will qualify as performance-based compensation.

  The cash compensation paid to our executive officers during fiscal 2000 did not exceed the one (1) million dollar limit per officer. However in order to permit greater flexibility under our 1994 plan and to maximize our federal income tax deductions, the compensation committee recommended to the board that the 1994 plan be amended to increase the maximum number of options to purchase shares or direct stock awards that may be granted in any calendar year to any employee, director or consultant from 233,000 to 500,000 shares.

                                          COMPENSATION COMMITTEE

                                          Jack L. Bowman
                                          Wilfred E. Jaeger, M.D.
                                          Mary Mundinger, DrPH

Compensation Committee Interlocks and Insider Participation

  During the last completed fiscal year, the compensation committee consisted of Drs. Jaeger and Mundinger and Messrs. Curnock Cook, Bowman and Morris. Messrs. Curnock Cook and Morris resigned from the board effective September 8, 2000 and January 24, 2000, respectively. None of these individuals was at any time during the last completed fiscal year, or at any other time, one of our officers or employees.

Stock Performance Graph

                                    [GRAPH]

                                        3/21/97 3/31/97 6/30/97 9/30/97 12/31/97
                                        ------- ------- ------- ------- --------
Cell Therapeutics, Inc................. $100.00 $ 97.56 $108.54 $145.12 $165.85
Nasdaq Stock Index (U.S.).............. $100.00 $ 97.03 $114.81 $134.22 $125.66
Nasdaq Pharmaceutical Index............ $100.00 $ 93.87 $101.39 $113.79 $102.24
                                                3/31/98 6/30/98 9/30/98 12/31/98
                                                ------- ------- ------- --------
Cell Therapeutics, Inc.................         $ 40.24 $ 26.22 $ 20.73 $ 29.27
Nasdaq Stock Index (U.S.)..............         $147.06 $151.12 $136.37 $177.21
Nasdaq Pharmaceutical Index............         $112.25 $103.76 $ 97.98 $130.15
                                                3/31/99 6/30/99 9/30/99 12/31/99
                                                ------- ------- ------- --------
Cell Therapeutics, Inc.................         $ 34.15 $ 24.09 $ 21.95 $ 68.29
Nasdaq Stock Index (U.S.)..............         $198.73 $217.40 $222.81 $329.31
Nasdaq Pharmaceutical Index............         $142.74 $145.40 $167.27 $244.63
                                                3/31/00 6/30/00 9/30/00 12/31/00
                                                ------- ------- ------- --------
Cell Therapeutics, Inc.................         $228.66 $298.78 $650.61 $439.63
Nasdaq Stock Index (U.S.)..............         $369.59 $321.33 $295.67 $198.14
Nasdaq Pharmaceutical Index............         $300.24 $333.28 $366.59 $304.28

  The stock performance graph depicts the cumulative total return on our common stock compared to the current total return for the Nasdaq Stock Index (U.S.) and the Nasdaq Pharmaceutical Index. The graph assumes an investment of $100 on March 21, 1997, when our stock was first traded in a public market. Reinvestment of dividends, if any, is assumed in all cases.

Certain Relationships and Related Transactions

  On December 16, 1998, in lieu of cash bonuses, we extended loans at 4.97% annual interest to the following executive officers: Dr. Bianco, $100,000 and Dr. Singer, $75,000. The promissory notes provide for a single payment of principal and interest on December 16, 2002. The largest balances outstanding on the loans during 2000 were $110,412 and $82,809, respectively. The amounts outstanding at April 30, 2001 were $112,212 and $84,159, respectively.

  In 1999, we entered into an agreement with a clinical medical consultant who is the spouse of one of our executive officers. During 2000 we paid the clinical medical consultant approximately $77,450 in fees for services rendered.

Section 16(a) Beneficial Ownership Reporting Compliance

  Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers and directors, and persons who own more than ten percent of a registered class of our equity securities, to file with the Securities and Exchange Commission reports of ownership and changes in ownership of common stock and other of our equity securities. Executive officers, directors and greater than ten percent shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. We prepare Section 16(a) forms on behalf of our executive officers and directors based on the information provided by them. Based solely on review of this information, or written representations from reporting persons that no other reports were required, we believe that, during the 2000 fiscal year, all
Section 16(a) filing requirements applicable to our executive officers, directors and greater than ten percent beneficial owners were complied with.

                                Other Business

  As of the date of this proxy statement, we know of no other business that will be presented for action at the meeting. We have not received any advance notice of business to be brought before the meeting by any shareholder. If other business requiring a vote of the shareholders should come before the meeting, the person designated as your proxy will vote or refrain from voting in accordance with his best judgment.

                               Other Information

  Our Annual Report to Shareholders for the year ended December 31, 2000 is being mailed concurrently with the mailing of the Notice of Annual Meeting and Proxy Statement to all shareholders entitled to notice of and to vote at the Annual Meeting. The Annual Report is not considered proxy soliciting material nor is it incorporated into this Proxy Statement.

                             Shareholder Proposals

  A shareholder who intends to nominate a candidate for election to the board of directors or to present a proposal of business at the 2002 Annual Meeting and desires that information regarding the proposal be included in the 2002 proxy statement and proxy materials must ensure that such information is received in writing by our secretary at our principal executive offices not later than February 11, 2002. In addition, our bylaws provide that a proposal for action to be presented by any shareholder at an annual meeting, including the nomination of a candidate for election to the board of directors, will be considered out of order and will not be acted upon unless the proposal is received in writing by our secretary at our principal executive offices at least 90 days before the meeting. The notice must also provide certain other information as described in the bylaws. Copies of the bylaws are available to shareholders free of charge upon request to our secretary.

                                          By Order of the Board of Directors

                                          /s/ Michael J. Kennedy
                                          Michael J. Kennedy
                                          Secretary

Seattle, Washington
June 11, 2001

                                                                     APPENDIX A

                 DESCRIPTION OF THE 1994 EQUITY INCENTIVE PLAN

  Purpose. The 1994 plan provides for (a) the grant of incentive stock options, nonstatutory stock options and stock appreciation rights, (b) the award of stock bonuses, (c) the sale of stock, and (d) any other equity-based or equity-related awards which the plan administrator determines to be consistent with the purpose of the 1994 plan and our interests. The 1994 plan also provides for the automatic grant of nonstatutory options to non-employee directors pursuant to the formula described below. The terms and provisions of the 1994 plan, as amended, are summarized more fully below. This summary, however, does not purport to be a complete exposition of all the provisions of the 1994 plan. We will furnish a copy of the 1994 plan to any shareholder upon written request to our Investor Relations Department at our principal offices in Seattle, Washington.

  Eligibility. The 1994 plan authorizes the granting of awards to (a) selected employees, officers and directors, and (b) selected non-employee agents, consultants, advisors and independent contractors. Directors who are not employed by us shall receive automatic nonstatutory stock option grants under the 1994 plan, as described below, and will also be eligible to receive other awards under the 1994 plan. All persons selected by the plan administrator to receive awards under the 1994 plan must be individuals that the plan administrator believes have made or will make important contributions to our success.

  Automatic Grants to Non-Employee Directors Under the 1994 Plan. Each non-employee director is automatically granted a fully vested nonstatutory stock option to purchase 15,000 shares of common stock upon his or her election to the board of directors for the first time. In addition, each non-employee director is automatically granted a fully vested nonstatutory stock option to purchase 5,000 shares of common stock on each anniversary of his or her immediately preceding election to the board of directors. The exercise price of such options is 100% of the fair market value of the shares of common stock on the date of grant. Each such option will have a ten-year term from the date of grant, unless earlier terminated upon termination of a non-employee director's service with us.

  Number of Shares Covered by the 1994 Plan. 4,936,715 shares of common stock have been reserved for issuance under the 1994 plan. If the shareholders approve the adoption of the amendment to the 1994 plan, a total of 6,536,715 shares of common stock (representing approximately 19% of the total number of shares of common stock issued and outstanding as of May 22, 2001) will have been reserved for grant under the 1994 plan, of which 3,078,618 shares are subject to outstanding options and restricted share awards, and 1,983,976 shares would be available for future grants. If an option granted under the 1994 plan expires, terminates or is canceled, the unissued shares subject to such option shall again be available for issuance under the 1994 plan, and if shares sold under the 1994 plan are forfeited to us or are repurchased by us at the issue price paid per share, the number of shares forfeited or repurchased shall again be available for issuance under the 1994 plan. In no event may any one participant in the 1994 plan be granted stock options and direct stock awards for more than 500,000 shares in the aggregate per calendar year under the 1994 plan.

  Administration. The 1994 plan is administered by the compensation committee of the board of directors. The compensation committee may promulgate rules and regulations for the operation of the 1994 plan, interprets the 1994 plan and related agreements and generally supervises the administration of the 1994 plan. The compensation committee determines the persons to whom awards will be made under the 1994 plan, the amount of the awards, and the other terms and conditions of the awards. The compensation committee may also advance the lapse of any waiting period, accelerate any exercise date, waive or modify any restriction with respect to an award, or give an employee an election to surrender an existing award in exchange for the grant of a new award.

  Term of 1994 Plan. The 1994 plan was approved by the board of directors on January 7, 1994, and will terminate upon the earlier of (i) the date that all shares available for issuance under the 1994 plan have been issued and all restrictions on such shares have lapsed or (ii) January 1, 2004. The board of directors has the power to suspend, terminate, modify or amend the 1994 plan at any time.

  Stock Options. The compensation committee may grant stock options under the 1994 plan. The compensation committee will determine the persons to whom options will be granted, the exercise price of each option, the number of shares to be covered by each option, the period of each option, the times at which each option may be exercised, and whether each option is an incentive stock option or a nonstatutory stock option. Options granted under the 1994 plan must have exercise prices that are not less than 100% of the fair market value of the underlying shares on the date of grant. However, if an optionee of an incentive stock option at the time of grant possesses more than 10% of the combined voting power of all classes of our stock (we will refer to such a person as a 10% shareholder), the exercise price may not be less than 110% of the fair market value of the underlying shares on the date of grant. Options may be granted under the 1994 plan for varying periods established at the time of grant (not to exceed ten years from the date of grant for incentive stock options, or five years from the date of grant for incentive stock options granted to any 10% shareholder). During the optionee's lifetime, the option is generally exercisable only by the optionee and may not be assigned or transferred other than by will or the laws of inheritance following the optionee's death. The compensation committee may, however, allow nonstatutory options to be transferred or assigned during the optionee's lifetime to one or more family members or a trust established exclusively for such family members, to the extent such transfer or assignment is in furtherance of the optionee's estate plan. Options will be exercisable in accordance with the terms of an option agreement entered into at the time of the grant. In the event of the death or other termination of an optionee's employment or service with us, the 1994 plan provides that the optionee's options may be exercised for specified periods thereafter (generally one year in the case of termination by reason of death or disability and three months in the case of termination for any other reason). The 1994 plan also provides that upon any termination of employment or service, the compensation committee may extend the exercise period for any option up to the expiration date of the option and may increase the portion of the option that is exercisable. The 1994 plan does not allow options to be exercised after their expiration date. The purchase price for shares of common stock purchased on exercise of options granted under the 1994 plan must be paid in cash, including cash that may be the proceeds of a loan from us or, with the consent of the compensation committee, in whole or in part in shares of our common stock. With the consent of the compensation committee, an optionee may request us to apply the shares to be received on exercise of a portion of an option to satisfy the exercise price for additional portions of the option.

  Stock Bonuses. The compensation committee may award shares of common stock as stock bonuses under the 1994 plan. The compensation committee will determine the persons to receive stock bonuses, the number of shares to be awarded and the time of the award. No cash consideration (other than tax withholding amounts) will be paid by persons in connection with stock bonuses. Shares received as a stock bonus may be subject to terms, conditions and restrictions as determined by the compensation committee.

  Stock Purchases. The compensation committee may authorize the sale of shares of our common stock under the 1994 plan to eligible individuals in our service, but in no event may the price payable per share be less than 75% of the fair market value of the shares at the time of issuance. The issued shares will be subject to such terms, conditions and limitations as the compensation committee deems appropriate. Such limitations may include restrictions on the transferability of the shares and the implementation of a vesting schedule pursuant to which the issued shares will be subject to forfeiture or repurchase by us, at the issue price paid per share, should the recipient leave our employ or service prior to vesting in those shares.

  Changes in Capital Structure. If any recapitalization, reclassification, stock split, combination of shares or stock dividend causes the outstanding shares of our common stock to increase or decrease or to be changed into a different number or kind of securities of ours or any other corporation, the compensation committee shall make appropriate adjustments in (i) the number and kind of securities available for awards under the 1994 plan, (ii) the number and kind of securities as to which outstanding options shall be exercisable, such that the participant's proportionate interest before and after the event is maintained, (iii) the maximum number and kind of securities for which any one participant may be granted options and direct stock awards under the 1994 plan per calendar year and (iv) the number and kind of securities for which stock options will automatically be granted to newly elected or continuing non-employee directors. Appropriate adjustments will also be made to the exercise price then in effect under outstanding options.

  Effect of Reorganization of Liquidation. The 1994 plan provides for automatic acceleration of the vesting of options granted under the 1994 plan if a merger, consolidation, reorganization, plan of exchange or liquidation results in our shareholders receiving cash, stock or other property in exchange for their shares, except as specified in the following paragraph. Option holders will have the right during the thirty (30) day period immediately prior to any such event to exercise their options without any limitation on exercisability. The 1994 plan provides that, if our shareholders receive stock of another corporation in exchange for shares of our stock in any merger, consolidation, reorganization or plan of exchange, all options granted under the 1994 plan will be converted into options to purchase shares of the stock of the other corporation. Under the 1994 plan the compensation committee may, in its discretion, accelerate the vesting of options in lieu of their conversion, in which event holders would have a thirty (30) day period prior to such event to exercise their options, as provided above. In addition, the 1994 plan allows the compensation committee to accelerate the vesting of the options granted under the 1994 plan upon the occurrence of a change in control. A change in control is defined as (a) the acquisition, directly or indirectly, by any individual, entity or group (within the meaning of Section 13(d) or 14(d)(2) of the Securities Exchange Act of 1934 (the "1934 Act")), of beneficial ownership (within the meaning of Rule 13d-3 under the 1934 Act) of securities representing 50.1% or more of either the then outstanding shares of our common stock or the combined voting power in the election of directors of our then outstanding voting securities, (b) individuals who, as of the effective date of the plan, constitute the board of directors (the "Incumbent Board") (including any individual whose subsequent election or nomination was approved by a vote of at least a majority of the directors then comprising the Incumbent Board) cease for any reason to constitute at least a majority of the board of directors, or (c) approval by our shareholders of certain reorganizations, mergers or consolidations, or of certain liquidations, dissolutions or dispositions of all or substantially all of our assets. The compensation committee may make awards under the 1994 plan that have terms and conditions that vary from those specified in the 1994 plan when such awards are granted in substitution for, or in connection with the assumption of, existing awards made by another corporation and assumed or otherwise agreed to be provided for by us in connection with a corporate merger or other similar transaction to which we or one of our affiliates is a party. The compensation committee may also specify the terms and provisions of other equity-based or equity-related awards not described in the 1994 plan which the compensation committee determines to be consistent with the purpose of the 1994 plan and our interests.

Federal Income Tax Consequences

  Incentive Stock Options. An optionee who is granted an incentive stock option does not recognize taxable income at the time the option is granted or upon its exercise, although the exercise is an adjustment item for alternative minimum tax purposes and may subject the optionee to the alternative minimum tax. Upon a disposition of the shares more than two years after grant of the option and one year after exercise of the option, any gain or loss is treated as long-term capital gain or loss. Net capital gains on shares held more than 12 months may be taxed at a maximum federal rate of 20%. Capital losses are allowed in full against capital gains and up to $3,000 against other income. If these holding periods are not satisfied, the optionee recognizes ordinary income at the time of disposition equal to the difference between the exercise price and the lower of (i) the fair market value of the shares at the date of the option exercise or (ii) the sale price of the shares. Any gain or loss recognized on such a premature disposition of the shares in excess of the amount treated as ordinary income is treated as long-term or short-term capital gain or loss, depending on the holding period. A different rule for measuring ordinary income upon such a premature disposition may apply if the optionee is also an officer, director, or 10% shareholder. Unless limited by
Section 162(m) of the Code, we are entitled to a deduction in the same amount as the ordinary income recognized by the optionee.

  Nonstatutory Stock Options. An optionee does not recognize any taxable income at the time he or she is granted a nonstatutory stock option. Upon exercise, the optionee recognizes taxable income generally measured by the excess of the then fair market value of the shares over the exercise price. Any taxable income recognized in connection with an option exercise by one of our employees is subject to tax withholding by us. Unless limited by Section 162(m) of the Code, we are entitled to a deduction in the same amount as the ordinary income recognized by the optionee. Upon a disposition of such shares by the optionee, any difference between the sale price and the optionee's exercise price, to the extent not recognized as taxable income as provided above, is treated as long-term or short-term capital gain or loss, depending on the holding period. Net capital gains on shares held more than 12 months may be taxed at a maximum federal rate of 20%. Capital losses are allowed in full against capital gains and up to $3,000 against other income.

  Restricted Stock. Stock purchase rights will generally be taxed in the same manner as nonstatutory stock options. However, restricted stock is subject to a "substantial risk of forfeiture" within the meaning of Section 83 of the Code, because we may repurchase the stock when the purchaser ceases to provide services to us. As a result of this substantial risk of forfeiture, the purchaser will not recognize ordinary income at the time of purchase. Instead, the purchaser will recognize ordinary income on the dates when the stock is no longer subject to a substantial risk of forfeiture (i.e., when our right of repurchase lapses). The purchaser's ordinary income is measured as the difference between the purchase price and the fair market value of the stock on the date the stock is no longer subject to right of repurchase.

  The purchaser may accelerate to the date of purchase his or her recognition of ordinary income, if any, and begin his or her capital gains holding period by timely filing (i.e., within thirty days of purchase), an election pursuant to Section 83(b) of the Code. In such event, the ordinary income recognized, if any, is measured as the difference between the purchase price and the fair market value of the stock on the date of purchase, and the capital gain holding period commences on such date. The ordinary income recognized by a purchaser who is an employee will be subject to tax withholding by us. Different rules may apply if the purchaser is also an officer, director, or 10% shareholder.

  The foregoing is only a summary of the effect of federal income taxation upon optionees and upon us with respect to the grant and exercise of options under the 1994 plan. It does not purport to be complete, and does not discuss the tax consequences of the employee's or consultant's death or the provisions of the income tax laws of any municipality, state or foreign country in which the employee or consultant may reside.

                                                                     APPENDIX B

                        CHARTER FOR THE AUDIT COMMITTEE
                           OF THE BOARD OF DIRECTORS
                                      OF
                            CELL THERAPEUTICS, INC.

PURPOSE:

  The purpose of the Audit Committee of the Board of Directors of Cell Therapeutics, Inc. (the "Company") shall be:

  . to provide oversight and monitoring of Company management and the independent auditors and their activities with respect to the Company's financial reporting process;

  . to provide the Company's Board of Directors with the results of its monitoring and recommendations derived therefrom;

  . to outline to the Board improvements made, or to be made, in internal accounting controls;

  . to nominate to the Board of Directors independent auditors to audit the Company's financial statements and oversee the activities and independence of the auditors; and

  . to provide to the Board of Directors such additional information and materials as it may deem necessary to make the Board of Directors aware of significant financial matters that require the attention of the Board of Directors.

  The Audit Committee will undertake those specific duties and responsibilities listed below and such other duties as the Board of Directors may from time to time prescribe.

MEMBERSHIP:

  The Audit Committee members will be appointed by, and will serve at the discretion of, the Board of Directors and will consist of at least three members of the Board of Directors. The members will meet the following criteria:

  1. Each member will be an independent director, in accordance with the Nasdaq National Market Audit Committee requirements;

  2. Each member will be able to read and understand fundamental financial statements, in accordance with the Nasdaq National Market Audit Committee requirements; and

  3. At least one member will have past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background, including a current or past position as a chief executive or financial officer or other senior officer with financial oversight responsibilities.

RESPONSIBILITIES:

  The responsibilities of the Audit Committee shall include:

  . Providing oversight and monitoring of Company management and the independent auditors and their activities with respect to the Company's financial reporting process;

  . Recommending the selection and, where appropriate, replacement of the independent auditors to the Board of Directors;

  . Reviewing fee arrangements with the independent auditors;

  . Reviewing the independent auditors' proposed audit scope, approach and independence;

  . Reviewing the performance of the independent auditors, who shall be accountable to the Board of Directors and the Audit Committee;

  . Requesting from the independent auditors a formal written statement delineating all relationships between the auditor and the Company, consistent with Independent Standards Board Standard No. 1, and engaging in a dialogue with the auditors with respect to any disclosed relationships or services that may impact the objectivity and independence of the auditors;

  . Directing the Company's independent auditors to review before filing with the SEC the Company's interim financial statements included in Quarterly Reports on Form 10-Q, using professional standards and procedures for conducting such reviews;

  . Discussing with the Company's independent auditors the matters required to be discussed by Statement on Accounting Standard No. 61, as it may be modified or supplemented;

  . Reviewing with management, before release, the audited financial statements and Management's Discussion and Analysis in the Company's Annual Report on Form 10-K;

  . Providing a report in the Company's proxy statement in accordance with the requirements of Item 306 of Regulation S-K and Item 7(e) (3) of
    Schedule 14A;

  . Reviewing the Audit Committee's own structure, processes and membership requirements;

  . Reviewing on a continuing basis the adequacy of the Company's system of internal controls;

  . Conducting a post-audit review of the financial statements and audit findings, including any significant suggestions for improvements provided to management by the independent auditors;

  . Reviewing management's monitoring of compliance with the Company's
    Standards of Business Conduct and with the Foreign Corrupt Practices Act;

  . Reviewing, in conjunction with counsel, when necessary, any legal matters that could have a significant impact on the Company's financial statements;

  . Providing oversight and review of the Company's investment policies;

  . If necessary, instituting special investigations and, if appropriate, hiring special counsel or experts to assist;

  . Reviewing related party transactions for potential conflicts of interest;(1) and

  . Performing such other duties as may be requested by the Board of Directors.

MEETINGS:

  The Audit Committee will meet at least quarterly. The Audit Committee may establish its own schedule, which it will provide to the Board of Directors in advance.

  The Audit Committee will meet separately with the independent auditors as well as members of the Company's management as it deems appropriate in order to review the financial controls of the Company.

MINUTES:

  The Audit Committee will maintain written minutes of its meetings, which minutes will be filed with the minutes of the meetings of the Board of Directors.

--------
(1) Rule 4460(h) of the NASD Manual provides that each Nasdaq National Market issuer shall utilize the company's Audit Committee or a comparable body of the Board of Directors for the review of potential conflict of interest situations where appropriate.

REPORTS:

  Apart from the report prepared pursuant to Item 306 of Regulation S-K and
Item 7(e) (3) of Schedule 14A, the Audit Committee will summarize its examinations and recommendations to the Board in written form from time to time as may be appropriate, consistent with the Committee's charter.

                            Cell Therapeutics, Inc.
                      Annual Meeting of the Shareholders
                                 July 6, 2001

          This Proxy is Solicited on Behalf of the Board of Directors

     The shareholder(s) hereby appoints James A. Bianco, M.D., and Michael J. Kennedy, and each of them, as proxies, with full power of substitution, to represent and vote for and on behalf of the shareholder(s) the number of shares of common stock of Cell Therapeutics, Inc. that the shareholder(s) would be entitled to vote if personally present at the Annual Meeting of Shareholders to be held on July 6, 2001, or at any adjournment or postponement thereof. The shareholder(s) directs that this proxy be voted as follows:

     In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting. This proxy, when properly executed, will be voted in the manner directed herein by the shareholder(s). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR ALL" IN ITEM 1 AND "FOR" ITEMS 2, 3 and 4.

     Please sign exactly as your name(s) appears on your stock certificate(s). When shares are held jointly, each person must sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. An authorized person should sign on behalf of corporations, partnerships and associations and give his or her title.

     The board of directors recommends a vote FOR the proposals regarding:

(1)  ELECTION OF DIRECTORS: Class I: Dr. Phillip M. Nudelman and Mr. Jack L.
     Bowman


                For                Withhold                For All
                All                  All                   Except:
                [_]                  [_]                     [_]

     To withhold authority to vote, mark "For All Except" and write the nominee's number on the line below:


___________________________


Vote on Proposals

(2)  1994 Equity Incentive Plan to                     FOR                  AGAINST                ABSTAIN
     increase the number of shares of                  [_]                    [_]                    [_]
     common stock available for grant
     under the Plan by 1,600,000 shares.

(3)  1994 Equity Incentive Plan to                     FOR                  AGAINST                ABSTAIN
     increase the maximum number of options            [_]                    [_]                    [_]
     to purchase shares or direct stock
     awards that may be granted in any
     calendar year to any employee,
     director or consultant from 233,000 to
     500,000 shares.

(4)  Ratification of the selection of                  FOR                  AGAINST                ABSTAIN
     Ernst & Young LLP as independent                  [_]                    [_]                    [_]
     auditors of the Company for the fiscal
     year ending December 31, 2001.



____________________________   ____________________________   PLEASE MARK ALL                        [X]
     ACCOUNT NUMBER                  SHARES                  CHOICES LIKE THIS


SIGNATURE (PLEASE SIGN WITHIN BOX) _________________________ DATE ___________________________